As filed with the Securities and Exchange Commission on April 24, 2018

Registration Nos. 333-205783

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8, Registration Statement No. 333-205783

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Blue Buffalo Pet Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-0552933
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11 River Road

Wilton, CT 06897

Telephone: (203) 762-9751

(Address, including zip code, and telephone number, including area code, of principal executive offices)

BLUE BUFFALO PET PRODUCTS, INC. 2015 OMNIBUS INCENTIVE PLAN

AMENDED AND RESTATED 2012 STOCK PURCHASE AND OPTION PLAN OF BLUE BUFFALO PET PRODUCTS, INC.

(FULL TITLE OF THE PLAN)

Michael Nathenson

Treasurer

Blue Buffalo Pet Products, Inc.

11 River Road

Wilton, CT 06897

Telephone: (203) 762-9751

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Christopher E. Austin, Esq.

James E. Langston, Esq.

Neil Markel, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

212-225-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-205783), as amended (the “Registration Statement”), is being filed to remove from registration all unsold securities of Blue Buffalo Pet Products, Inc. (the “Company”) registered under the Registration Statement.

Pursuant to an Agreement and Plan of Merger dated February 22, 2018 (the “Merger Agreement”) among Blue Buffalo Pet Products, Inc., a Delaware corporation (the “Company”), General Mills Inc., a Delaware corporation (“Parent”), and Bravo Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The Merger became effective on April 24, 2018 (the “Effective Time”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post–effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Time, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on April 24, 2018, NASDAQ filed Form 25 to delist the Company’s shares of common stock. The Company intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wilton, State of Connecticut, on April 24, 2018.

BLUE BUFFALO PET PRODUCTS, INC.

By:	/s/ Lawrence Miller
Name:	Lawrence Miller
Title:	Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.